As filed with the Securities and Exchange Commission on April 3, 2024

Registration No. 333-251105

Registration No. 333-263913

Registration No. 333-270655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-251105

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263913

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270655

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KINNATE BIOPHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	82-4566526
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

2200 Powell Street, Suite 310

Emeryville, California 94608

(Address of Principal Executive Offices, including Zip Code)

2020 Equity Incentive Plan

2020 Employee Stock Purchase Plan

2018 Equity Incentive Plan

(Full title of the Plans)

Owen Hughes

President, Treasurer and Secretary

Kinnate Biopharma Inc.

2200 Powell Street, Suite 310

Emeryville, California 94608

Tel. (510) 204-7200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Robert W. Phillips

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Robert T. Ishii

Brendan R. Mahan

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Kinnate Biopharma Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.0001 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”).

•

Registration Statement on Form S-8 (No. 333-251105) pertaining to the registration of (i) 5,806,039 Shares issuable under the Kinnate Biopharma Inc. 2020 Equity Incentive Plan (the “2020 Plan”), (ii) 435,000 Shares issuable under the Kinnate Biopharma Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) and (iii) 6,080,966 Shares issuable under the Kinnate Biopharma Inc. 2018 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-263913) pertaining to the 2020 Plan and the ESPP.

•	Registration Statement on Form S-8 (No. 333-270655) pertaining to the further registration of (i) 2,217,114 Shares issuable under the 2020 Plan and (ii) 443,422 Shares issuable under the ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On February 16, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with XOMA Corporation, a Delaware corporation (“Parent”), and XRA 1 Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on April 3, 2024, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Registrant’s treasury immediately prior to the effective time of the Merger, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the effective time of the Merger and (iii) Shares held by any stockholder of the Registrant who was entitled to and properly demanded appraisal of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware, as amended) was cancelled in exchange for the right to receive (i) $2.5879 in cash per Share, plus (ii) one non-transferrable contractual contingent value right for each Share.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 16, 2024.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on April 3, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

KINNATE BIOPHARMA INC.

/s/ Owen Hughes
Name: Owen Hughes Title: President, Treasurer and Secretary